Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-127669 and 333-125909) of Leap Wireless International, Inc. of our report dated March 21, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, and May 16, 2005 relating to the financial statements, which appear in this Form 10-K.
PricewaterhouseCoopers LLP
San Diego, California
March 27, 2006